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                                                                    EXHIBIT 16.1

October 5, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated October 5, 2004 of Allis-Chalmers Corporation and are in agreement with the first five paragraphs thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Gordon, Hughes & Banks, LLP